UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

May 7, 2007
Date of Report (Date of earliest event reported)

GENEVA RESOURCES, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-51583	98-0441019
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1005 Terminal Way, Suite 110, Reno, Nevada	89502
(Address of principal executive offices)	(Zip Code)

(775) 348-9330
Registrant's telephone number, including area code

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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SECTION 1 - REGISTRANT'S BUSINESS AND OPERATIONS

Item 1.01       Entry into a Material Definitive Agreement.

On May 7, 2007, the Company entered into a Property Financing and Operating Agreement (the "Agreement"), dated for reference April 30, 2007, with Allied Minerals ("Allied"), a company incorporated under the laws of the Federal Republic of Nigeria. Pursuant to the Agreement, which is attached to this Current Report as an Exhibit, Allied granted the Company the exclusive right and option (the "Option"), to acquire an initial and undivided 65% beneficial and economic interest in and to certain mineral licenses, claims, concessions or reservations situated in Nigeria (collectively, the "Property"), as more fully described in the Agreement.

Under the terms of the Agreement, the Company has a forty-five (45) day due diligence period (the "Due Diligence Period") starting on the effective date of the Agreement (April 30, 2007), during which Due Diligence Period the Company will have access to Allied's books, records and properties to make such investigation as the Company considers advisable to enable the Company to determine whether to proceed with the Option. On or before the last day of the Due Diligence Period, the Company may elect in writing to proceed with the Option (such written notice, the "Notice to Proceed"). If the Company does not provide Allied with such Notice to Proceed, the Agreement shall be treated as being at an end and of no further force and effect.

If the Company provides Allied with the Notice to Proceed, under the terms of the Agreement, the Company will be deemed to have exercised the Option (the "Exercise"), and shall be entitled to an undivided initial 65% beneficial and economic interest in and to the Property, provided that the Company:

(i)       grants to Allied, within five business days of the date of the Notice to Proceed (subject to the prior receipt of all required regulatory requirements and/or approvals, if any, as set forth in the Agreement), 300,000 stock options (the "Share Options") to acquire an equivalent number of common shares of the Company, with the Share Options being exercisable for a period of three years from the grant date at an exercise price equal to the five-day average trading price of the Company's shares on the NASD over-the-counter bulletin board preceding the date of delivery of the Notice to Proceed; and

(ii)      funds certain expenditures on the Property totalling not less than U.S.$3,000,000 commencing after the Notice to Proceed is given.

Under the terms of the Agreement, the Company and Allied have agreed that, among other things, after Exercise, each of them will use their respective reasonable commercial efforts to ensure that (i) Stacey Kivel (one of the Company's current directors and its current Head of Development) becomes the Company's full-time President and Chief Executive Officer and (ii) each of the Company and Allied will have the right to appoint one representative to the Board of Directors of the other party.

Also under the terms of the Agreement, after Exercise: (a) the Company will be the operator of the Property and (b) the Company and Allied will establish a Management Committee to determine overall policies, objectives, procedures, methods and actions under the Agreement with a view to bringing the Property into commercial production as a mine. With effect from Exercise until the commencement of commercial production of the Property, if any, the Company will be required to contribute 100% of all costs with respect to the Property. Following commencement of commercial production, if any, the net profit interests will be 35% for Allied and 65% for the Company until such time as the Company has recouped 175% of its preproduction and production costs, after which the Company shall be entitled to receive 52% of all cash flow from the Property and Allied shall be entitled to receive 48% of all cash flow from the Property. In addition, if and when the Company has recouped 175% of its costs as set forth in the previous sentence and commercial production reaches 250 tons of mineral product per day, the Company will issue to the order and direction of Allied 250,000 fully paid and non-assessable shares from the Company's treasury.

SECTION 9 - FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01       Financial Statements and Exhibits.

(a)       Financial statements of businesses acquired.

Not applicable.

(b)       Pro forma financial information.

Not applicable.

(c)       Shell company transactions.

Not applicable.

(d)       Exhibits.

Submitted herewith:
Exhibit	Description
10.1	Property Financing and Operating Agreement between the Company and Allied Minerals, dated for reference April 30, 2007, as executed on May 7, 2007.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENEVA RESOURCES, INC.
DATE: May 10, 2007.	/s/ Marcus M. Johnson ___________________________________ Marcus M. Johnson President, Chief Executive Officer and a director

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